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                                                                  Exhibit (2)(c)




                              STOCKHOLDER AGREEMENT

                  This Stockholder Agreement (the "Agreement") is entered into as of August 30, 2000 among Bayer Corporation, an Indiana corporation ("Parent"), Project Toledo Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and the individuals and other parties listed on Exhibit 1 hereto (each a "Stockholder" and, collectively, the "Stockholders" of Sybron Chemicals Inc., a Delaware corporation (the "Company")).

                                    PREAMBLE

                  A. Parent, Purchaser and the Company are parties to an Agreement and Plan of Merger dated of even date herewith (such Agreement and Plan of Merger, as amended from time to time, the "Merger Agreement"). Any capitalized term used but not defined herein shall have meaning ascribed to such term in the Merger Agreement.

                  B. The Merger Agreement provides, among other things, that Purchaser shall make the Offer to purchase at a price of $35.00 per share, net to the sellers in cash (the "Initial Transaction Consideration"), all of the issued and outstanding shares of the Company's common stock, par value $0.01 per share (the "Company Common Stock"), and shall merge with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement.

                  C. Each Stockholder owns beneficially and of record that number of shares of Company Common Stock opposite his or her or its name set forth on Exhibit 1 hereto (such shares, except for those identified on Exhibit 1 as held by the Stockholder under Company Benefit Plans, the "Initial Stockholder Shares").

                  D. As a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, and as an inducement to them to do so, each Stockholder has agreed to tender the Initial Stockholder Shares and all other shares of Company Common Stock acquired by such Stockholder after the date hereof and during the term of this Agreement, pursuant to the Offer, and to vote all the Initial Stockholder Shares and all other such shares of Company Common Stock acquired by such Stockholder in favor of the Merger.

                  Therefore, the parties hereby agree as follows, intending to be legally bound:

                                    AGREEMENT

                                    ARTICLE I
                                  TENDER OFFER

                  SECTION 1.1. Tender of Shares. (a) Promptly, and in no event later than the tenth business day following the commencement of the Offer or, if later, the third business day following receipt of the applicable Offer Documents, each Stockholder shall tender to the Depositary designated in the Offer to Purchase (the "Offer to Purchase") distributed by Purchaser in connection with the Offer (i) a letter of transmittal with respect to the Initial Stockholder Shares and all other shares of Common Stock acquired by such Stockholder in any capacity after
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the date hereof and prior to the termination of this Agreement in accordance with its terms whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise (collectively, including the Initial Stockholder Shares, the "Stockholder Shares" of such Stockholder), complying with the terms of the Offer to Purchase, (ii) the certificates representing the Stockholder Shares of such Stockholder, and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer to Purchase.

                  (b) Each Stockholder shall not, subject to applicable law, withdraw the tender of its Stockholder Shares effected in accordance with
Section 1.1(a); provided, however, that such Stockholder may decline to tender, or may withdraw, any and all of the Stockholder Shares if, without the prior consent of such Stockholder, Purchaser amends the Offer to (i) reduce the Transaction Consideration to less than the Initial Transaction Consideration,
(ii) reduce the number of shares of Company Common Stock subject to the Offer,
(iii) change the form of consideration payable in the Offer or (iv) amend or modify any term or condition of the Offer in a manner adverse to the stockholders of the Company (other than insignificant changes or amendments or other than to waive any condition other than the Minimum Condition). Each Stockholder shall give Purchaser at least two business days' prior notice of any withdrawal of its Stockholder Shares pursuant to the immediately preceding proviso.

                  SECTION 1.2. No Purchase. Purchaser and Parent may allow the Offer to expire without accepting for payment or paying for any Stockholder Shares, on the terms and conditions set forth in the Offer to Purchase. If all Stockholder Shares validly tendered and not withdrawn are not accepted for payment and paid for in accordance with the terms of the Offer to Purchase, they shall be returned to the Stockholders, whereupon they shall continue to be held by the Stockholders subject to the terms and conditions of this Agreement.


                                   ARTICLE II
                               CONSENT AND VOTING

                  SECTION 2.1. Voting. Each Stockholder hereby revokes any and all previous proxies granted with respect to its Stockholder Shares. By entering into this Agreement, each Stockholder hereby consents to the Merger Agreement and the transactions contemplated thereby, including the Merger. So long as this Agreement is in effect and has not been terminated, each Stockholder hereby agrees (i) to vote all Stockholder Shares now or hereafter acquired by each Stockholder in favor of adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated thereby and (ii) to vote all Stockholder Shares now or hereafter acquired by such Stockholder against (a) any Alternative Acquisition and against any Alternative Acquisition Proposal, (b) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, and (c) any amendment to the Company's certificate of incorporation or the Company's by-laws or other proposal or transaction involving the Company or any subsidiary of the Company, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement, the Offer, the Merger or any other transaction contemplated thereby or change in any manner the voting rights of any class of the Company's capital stock. No Stockholder shall commit or agree to take any action inconsistent with the foregoing.

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                  SECTION 2.2 Proxy. In order to fully implement the agreement of each Stockholder set forth in Section 2.1 above, each Stockholder hereby irrevocably appoints Parent, with full power of substitution (Parent and its substitutes being referred to herein as the "Proxy"), as the true and lawful attorney and proxy of such Stockholder to vote all Stockholder Shares of such Stockholder on matters as to which such Stockholder is entitled to vote at a meeting of the stockholders of the Company or to which such Stockholder is entitled to express consent or dissent to corporate action in writing without a meeting of stockholders, in the Proxy's absolute, sole and binding discretion, on the matters specified in Section 2.1 above. Each Stockholder agrees that the Proxy may, in such Stockholder's name and stead, (i) attend any annual or special meeting of the stockholders of the Company and vote all Stockholder Shares of such Stockholder at any such annual or special meeting as to the matters specified in Section 2.1 above, and (ii) execute with respect to all Stockholder Shares of such Stockholder any written consent to, or dissent from, corporate action respecting any matter specified in Section 2.1 above. Such Stockholder agrees to refrain from (A) voting the Stockholder Shares of such Stockholder at any annual or special meeting of the stockholders of the Company in any manner inconsistent with the terms of this Agreement, (B) executing any written consent in lieu of a meeting of the stockholders of the Company in any manner inconsistent with the terms of this Agreement, and (C) granting any proxy or authorization to any person with respect to the voting of the Stockholder Shares of such Stockholder, except pursuant to this Agreement, or taking any action contrary to or in any manner inconsistent with the terms of this Agreement. Each Stockholder hereby waives, and agrees not to exercise or assert, any appraisal rights under Section 262 of the Delaware General Corporation Law in connection with the Merger. Each Stockholder agrees that this grant of proxy and appointment of attorney is irrevocable and coupled with an interest and agrees that the person designated as Proxy pursuant hereto may at any time name any other person as its substituted Proxy to act pursuant hereto, either as to a specific matter or as to all matters.

                  SECTION 2.3. Transfer. (a) Until this Agreement is terminated, each Stockholder shall not directly or indirectly (i) offer to sell, sell short, transfer (including gift), assign, pledge or otherwise dispose of or transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise or otherwise by operation of law) (each, a "Transfer") any interest in, or encumber with any Lien (as defined below), any of the Stockholder Shares of such Stockholder, (ii) enter into any contract, option, put, call, "collar" or other agreement or understanding with respect to any Transfer of any or all of the Stockholder Shares of such Stockholder or any interest therein; (iii) deposit the Stockholder Shares of such Stockholder into a voting trust or enter into a voting agreement or arrangement with respect thereto; or (iv) take any other action with respect to the Stockholder Shares of such Stockholder that would in any way restrict, limit or interfere with the performance of its obligations hereunder.

                  (b) Any and all certificates evidencing the Stockholder Shares of such Stockholder shall bear the following legend:


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                  THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE
                  SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER PURSUANT TO THAT STOCKHOLDER AGREEMENT BY AND AMONG BAYER CORPORATION, PROJECT TOLEDO ACQUISITION CORP. AND CERTAIN STOCKHOLDERS OF SYBRON CHEMICALS INC., INCLUDING THE STOCKHOLDER WHOSE SHARES ARE REPRESENTED BY THIS CERTIFICATE. ANY TRANSFER OF SUCH SHARES
                  OF COMMON STOCK IN VIOLATION OF THE TERMS OF SUCH AGREEMENT SHALL BE NULL AND VOID AND OF NO EFFECT WHATSOEVER.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                               OF THE STOCKHOLDERS

                  Each Stockholder, severally and not jointly, represents and warrants to Purchaser and Parent that:

                  SECTION 3.1. Ownership. Such Stockholder is the sole, true, lawful record and beneficial owner of the Stockholder Shares of such Stockholder and that there are no restrictions on voting rights or rights of disposition pertaining to the Stockholder Shares of such Stockholder. Such Stockholder will convey good and valid title to the Stockholder Shares owned by such Stockholder being acquired pursuant to the Offer or the Merger, as the case may be, free and clear of any and all liens, restrictions, security interests or any encumbrances whatsoever, other than restrictions under applicable securities laws (collectively, "Liens"). None of the Stockholder Shares of such Stockholder is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting thereof.

                  SECTION 3.2. Authority and Non-Contravention. (a) The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby (i) are within such Stockholder's power and authority, have been duly authorized by all necessary action (including any consultation, approval or other action by or with any other person), (ii) require no action by or in respect of, or filing with, any governmental body (except as may be required under the HSR Act or similar foreign laws and under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")), and (iii) do not and will not contravene or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of such Stockholder or to a loss of any benefit of such Stockholder under, any provision of applicable law or regulation or any agreement, judgment, injunction, order, decree, or other instrument binding on such Stockholder or result in the imposition of any Lien on any assets of such Stockholder.

                  (b) If such Stockholder is married and the Stockholder Shares of such Stockholder constitute community property or otherwise are owned or held in a manner that requires spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly consented to and delivered by such Stockholder's spouse or the person giving such approval, and is enforceable against such spouse or person in accordance with its terms.


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                  (c) If such Stockholder is an entity, such Stockholder (i) is duly organized and validly existing under the laws of its jurisdiction of organization and (ii) has all requisite corporate, company, or partnership, as the case may be, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

                  SECTION 3.3. Binding Effect. This Agreement has been duly executed and delivered by such Stockholder and is the valid and binding agreement of such Stockholder, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally.

                  SECTION 3.4. Total Shares. The Stockholder Shares owned by such Stockholder are the only shares of Company Common Stock beneficially owned by such Stockholder and, except as set forth in the disclosure schedule to this Agreement, such Stockholder has no option to purchase or right to subscribe for or otherwise acquire any securities of the Company and has no other interest in or voting rights with respect to any other securities of the Company.

                  SECTION 3.5. Finder's Fees. No investment banker, broker or finder is entitled to a commission or fee from Purchaser or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                             OF PARENT AND PURCHASER

                  Parent and Purchaser represent and warrant to the Stockholders that:

                  SECTION 4.1. Corporate Power and Authority; Noncontravention. Parent and Purchaser have all requisite corporate power and authority to enter into this Agreement and to perform their obligations hereunder. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby (i) have been duly authorized by all necessary corporate action on part of Parent and Purchaser, (ii) require no action by or in respect of, or filing with, any governmental body (except as may be required under the HSR Act or similar foreign laws and under the Exchange Act), and (iii) do not and will not contravene or constitute a default under, the certificate of incorporation or by-laws of Parent or Purchaser or any provision of applicable law or regulation or any, judgment, injunction, order, decree, material agreement or other material instrument binding on Parent or Purchaser.

                  SECTION 4.2. Binding Effect. This Agreement has been duly executed and delivered by Parent and Purchaser and is a valid and binding agreement of Parent and Purchaser, enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally.

                  SECTION 4.3. Acquisition for Purchaser's Account. Any Stockholder Shares to be acquired upon consummation of the Offer will be acquired by Purchaser for its own account and not with a view to the public distribution thereof and will not be transferred except in


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compliance with the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

                  SECTION 5.1. Agreements of Each Stockholder. Each Stockholder hereby covenants and agrees that:

                  (a) No Solicitation. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, such Stockholder shall not (and it will not permit any of its officers, directors, agents or affiliates to) directly or indirectly
(i) solicit, engage in discussions or negotiate with any person (whether such discussions or negotiations are initiated by such Stockholder, the Company or otherwise) or take any other action intended or designed to facilitate the efforts of any person (other than Parent) relating to any Alternative Acquisition, (ii) provide information with respect to the Company to any person, other than Parent, relating to a possible Alternative Acquisition by any person, other than Parent, or (iii) enter into an agreement with any person, other than Parent, relating to a possible Alternative Acquisition. Such Stockholder shall promptly advise Parent orally and in writing of any Alternative Acquisition Proposal or inquiry made to such Stockholder with respect to or that could lead to any Alternative Acquisition Proposal, the identity of the person making such Alternative Acquisition Proposal and the material terms of any such Alternative Acquisition Proposal or inquiry.

                  (b) Adjustment upon Changes in Capitalization or Merger. In the event of any change in the Company's capital stock by reason of stock dividends, stock splits, mergers, consolidations, recapitalization, combinations, conversions, exchanges of shares, extraordinary or liquidating dividends, or other changes in the corporate or capital structure of the Company which would have the effect of diluting or changing Parent and Purchaser's rights hereunder, the number and kind of shares or securities subject to this Agreement and the price set forth herein at which the Stockholder Shares may be purchased from such Stockholder pursuant to the Offer shall be appropriately and equitably adjusted so that Parent and Purchaser shall receive pursuant to the Offer the number and class of shares or other securities or property that Parent or Purchaser, as the case may be, would have received in respect of the Stockholder Shares of such Stockholder purchasable pursuant to the Offer if such purchase had occurred immediately prior to such event.

                  (c) Profit Sharing. (i) (A) If the Merger Agreement is terminated under any of the circumstances described in Section 8.02(b)(ii) or Section 8.02(b)(iii) of the Merger Agreement under which the Company is or becomes required to pay the Termination Fee and an Alternative Acquisition is consummated, each of Richard M. Klein and 399 Venture Partners, Inc. (the "Principal Stockholders") shall pay to Parent an amount equal to 50% of all profit (determined in accordance with clause (B) below) in respect of the number of Stockholder Shares owned of record or beneficially by such Principal Stockholder on the date of consummation of such Alternative Acquisition (such shares, the "Applicable Shares") associated with the consummation of such Alternative Acquisition.

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                  (B) The profit associated with the consummation of such
         Alternative Acquisition shall equal (x) the aggregate consideration paid (which for purposes of this Agreement shall include any residual interest in the Company retained immediately following consummation of such Alternative Acquisition) in respect of the number of Stockholder Shares of such Principal Stockholder as a result of the consummation of such Alternative Acquisition, valuing any noncash consideration (which for purposes of this Agreement shall include any residual interest in the Company retained immediately following consummation of such Alternative Acquisition) at its fair market value on the date of such consummation, less (y) the product obtained by multiplying $35.00 by the number of Stockholder Shares of such Principal Stockholder.

                  (ii) For purposes of this Section 5.1(c), the fair market value of any noncash consideration consisting of:

                  (A) securities listed on a national securities exchange or traded on the NASDAQ shall be equal to the average closing price per share of such security as reported on such exchange or NASDAQ for the 5 trading days prior to the date of determination; and

                  (B) consideration which is other than securities of the form specified in clause (A) of this clause (ii) shall be determined by a nationally recognized independent investment banking firm mutually selected, within three business days after the event requiring selection of such investment banking firm, by Parent and the Representative (as defined in clause (iv) below), which determination shall be made by such investment banking firm within 15 business days after the date of such event; provided, however, that if Parent and the Representative do not agree within three business days after the date of such event as to the selection of an investment banking firm, then, by the end of the fifth business day after the date of such event, each of Parent, on the one hand, and the Representative, on the other hand, shall select an investment banking firm, which two investment banking firms shall jointly make such determination within 20 business days after the date of such event, or, if such two investment banking firms are unable to agree on such determination, the two investment banking firms shall, by the end of the 20th business day after the date of such event, select a third investment banking firm and notify such third investment banking firm in writing (with a copy to Parent and the Representative) of their respective determinations of the fair market value of such noncash consideration, following which such third investment banking firm shall, within 15 business days after the date of its selection, notify Parent and the Representative in writing of its selection of one or the other of the two original determinations of the fair market value of such noncash consideration; provided further, that the reasonable and customary fees and expenses of all such investment banking firms shall be borne equally by Parent, on the one hand, and the Stockholders, on the other hand. The determination of the investment banking firm shall be binding upon the parties.

                  (iii) Any payment to be made by a Principal Stockholder pursuant to this Section 5.1(c) shall be made as follows: (A) with respect to any Stockholder Shares held of record or beneficially by such Principal Stockholder at the time the Alternative Acquisition is consummated (x) if the consideration paid in the Alternative Acquisition is all cash, such payment shall be made in cash within three business days following receipt by such Principal Stockholder of such consideration by wire transfer of same day funds to an account designated by Parent, (y) if such consideration is all noncash consideration, such payment shall be made


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through a transfer of such noncash consideration to Parent, suitably endorsed for transfer (with the method and timing of such transfer to be reasonably determined by Parent), or (z) if such consideration is part cash and part noncash consideration, such payment shall be made in cash (in the manner set forth in clause (x) above) and in such noncash consideration (in the manner set forth in clause (y) above) in the same proportion as such consideration is payable to such Principal Stockholder in accordance with the terms of the Alternative Acquisition, and (B) with respect to all other Stockholder Shares, such payment shall be made in cash within three business days following the consummation of such Alternate Acquisition or, if a payment is to be made in accordance with clause (A) of this paragraph (iii), at the time of such payment, in either case by wire transfer of same day funds to an account designated by Parent.

                  (iv) (A) Each Principal Stockholder hereby irrevocably constitutes and appoints Richard M. Klein (the "Representative"), as such Principal Stockholder's true and lawful agent and attorney-in-fact, to enter into any agreement in connection with the transactions contemplated under this Section 5.1(c), to exercise all or any of the powers, authority and discretion conferred on such Principal Stockholder under this Section 5.1(c), to give and receive notices on such Principal Stockholder's behalf and to represent such Principal Stockholder with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by this
         Section 5.1(c), and the Representative hereby agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. Each Principal Stockholder hereby ratifies and confirms, and hereby agrees to ratify and confirm, any action taken by the Representative in the exercise of the agency and power of attorney granted to the Representative pursuant to this Section 5.1(c)(iv), which agency and power of attorney, being coupled with an interest, is irrevocable and a durable agency and power of attorney and shall survive the death, incapacity or incompetence of such Principal Stockholder.

                  (B) Each Principal Stockholder agrees and acknowledges that the Representative shall represent and bind all the Principal Stockholders and that Parent shall be entitled to rely exclusively on the Representative for all purposes specified herein in connection with
         Section 5.1(c), and that no suit, action, proceeding or claim may be brought against Parent or any of its affiliates by any Principal Stockholder with respect to any matter herein that is to be effected by the Representative.


                                   ARTICLE VI
                                  MISCELLANEOUS

                  SECTION 6.1. Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses, except that the Company shall bear such costs and expenses of the Stockholders.

                  SECTION 6.2. Further Assurances. Parent, Purchaser and the Stockholder will execute and deliver or cause to be executed and delivered all further documents and instruments and use its reasonable best efforts to secure such consents and take all such further action as may be reasonably necessary in order to consummate the transactions contemplated hereby.

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                  SECTION 6.3. Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and which may be required under any agreements, contracts, commitments, instruments, understandings, arrangements or restrictions of any kind to which such party is a party or by which such party is governed or bound, to consummate and make effective the transactions contemplated by this Agreement.

                  SECTION 6.4. Specific Performance. The parties acknowledge and agree that performance of their respective obligations hereunder will confer a unique benefit on the other and that a failure of performance will not be compensable by money damages. The parties therefore agree that this Agreement shall be specifically enforceable and that specific enforcement and injunctive relief shall be available to Parent, Purchaser or the Stockholders for any breach by the other party or parties of any agreement, covenant or representation hereunder.

                  SECTION 6.5. Notices. All notices, requests, clauses, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or sent by overnight or same-day courier (providing proof of delivery) to Parent or Purchaser in accordance with Section 9.05 of the Merger Agreement and to each Stockholder at its address set forth on Exhibit 1 hereto (or at such other address as shall be specified by like notice).

                  SECTION 6.6. Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive delivery of the Stockholder Shares of the Stockholders pursuant to Section 1.2 hereof. None of the representations and warranties contained in this Agreement shall survive the acceptance for payment and payment for the Stockholder Shares of the Stockholders pursuant to the Offer.

                  SECTION 6.7. Amendments; Termination. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement shall terminate upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms; provided, however, that if the Merger Agreement is terminated under any of the circumstances described in Section 8.02(b)(ii) or Section 8.02(b)(iii) of the Merger Agreement, Section 5.1(c) shall continue in full force and effect during the 12 month period described in Section 8.02(b)(iii) of the Merger Agreement; provided further, however, that if the Company or any of its subsidiaries enters into an Acquisition Agreement relating to, but does not consummate, any Alternative Acquisition prior to the end of such 12 month period, Section 5.1(c) shall continue in full force and effect until such Alternative Acquisition is consummated or such Acquisition Agreement is terminated and such Alternative Acquisition is not consummated. No termination of this Agreement shall relieve any party hereto from any liability from any breach of any provision of this Agreement prior to termination.

                  SECTION 6.8. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Purchaser may assign its rights and obligations to another wholly-owned subsidiary of Parent which is the assignee of Purchaser's rights under the Merger Agreement; and provided further that except as set forth in the prior clause, a party may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement


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without the consent of the other parties hereto and any purported assignment, delegation or transfer without such consent shall be null and void.

                  SECTION 6.9. Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of Delaware without giving effect to the principles of conflicts of laws thereof.

                  SECTION 6.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  SECTION 6.11. Stockholder Capacity. Each Stockholder signs solely in its capacity as the record holder and beneficial owner of the Stockholder Shares of such Stockholder and nothing herein shall limit or affect any actions taken by such Stockholder in his or her capacity as an officer or director of the Company and no such actions shall be deemed a breach of this Agreement.

                  SECTION 6.12. Validity; Conflict. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect. To the extent that any provision of this Agreement and the Merger Agreement conflict, the provisions of the Merger Agreement shall control.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed as of the day and year first above written.


                                    BAYER CORPORATION

                                    By: /s/ E. L. Foote, Jr.
                                       -----------------------------
                                    Name: E. L. Foote, Jr.
                                    Title: Executive Vice President


                                    PROJECT TOLEDO ACQUISITION CORP.

                                    By: /s/ John L. Williams
                                       -----------------------------
                                    Name:  John L. Williams
                                    Title:    President


                                    399 VENTURE PARTNERS, INC.

                                    By: /s/ Richard Mayberry
                                       -----------------------------
                                    Name:  Richard Mayberry
                                    Title:    Vice-President

                                    /s/     Richard Mayberry
                                    --------------------------------
                                            Richard Mayberry


                                    /s/     John H. Schroeder
                                    --------------------------------
                                            John H. Schroeder


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                                    EXHIBIT 1
                                    ---------


                                                              Unexercised                        Shares Held
Stockholders                   Stockholder Shares               Options              Under Benefit Plans
------------                   ------------------               -------              -------------------
Richard M. Klein                     483,616                    50,000                            7,074
Sybron Chemicals Inc.
Birmingham Rd.
P.O. Box 66
Birmingham, NJ 08011
Fax:  (609) 894-8641

John H. Schroeder                     65,566                    40,000                            1,464
Sybron Chemicals Inc.
Birmingham Rd.
P.O. Box 66
Birmingham, NJ 08011
Fax:  (609) 894-8641

399 Venture Partners, Inc.         2,025,000                         0                                0
Citicorp Venture Capital
399 Park Avenue
New York, NY 10043
Fax:  (212) 888-2940